Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-117166 and No. 333-137127) of Nexstar Broadcasting Group, Inc. of our report dated March 11, 2008, except with respect to our opinion on the financial statements insofar as it relates to the disclosures under the heading “Liquidity and Management’s Plans” in Note 1, which are as of February 27, 2009, relating to the financial statements of Mission Broadcasting, Inc., which are incorporated by reference in Nexstar Broadcasting Group, Inc.’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 27, 2009, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
February 27, 2009